UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 18, 2011
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2746201 (I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (b) On July 18, 2011, Progress Software Corporation (“Progress Software”) entered into a letter agreement with David H. Benton, Jr., Vice President, Corporate Controller and principal accounting officer, providing for the termination of his employment with Progress Software on October 14, 2011, subject to the right of Progress Software to extend his employment until no later than January 31, 2012. Per the terms of this letter agreement, Mr. Benton will continue in his current role until his replacement is in place and may continue to provide transition support thereafter. Mr. Benton’s departure is not related to any disagreement on any matter relating to Progress Software’s accounting practices or financial statements.
     As part of Mr. Benton’s letter agreement, Progress Software and Mr. Benton agreed on the terms of his severance arrangements in connection with the termination of his employment. Upon the termination of his employment, Mr. Benton will be entitled to receive nine months of his base salary, which will be paid out monthly over a nine month period. Mr. Benton’s benefits in effect as of the date of the termination (such as medical, dental, vision and life insurance) will also continue for nine months. In addition, any unvested options and restricted equity held by Mr. Benton as of the date of termination that would have vested during the six month period following that date if Mr. Benton had remained employed by Progress Software, will automatically vest.
     Receipt of these severance payments and benefits is subject to the execution of Progress Software’s standard form of separation and release agreement, which will include a non-competition clause.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2011	Progress Software Corporation
	By:	/s/ Charles F. Wagner, Jr.
Charles F. Wagner, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer